Pricing Supplement dated January 10, 2025 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–265158

$534,000
Callable Contingent Coupon Notes due January 14, 2027
Linked to the Least Performing of the Nasdaq-100® Technology Sector Index, the iShares® 20+ Year Treasury Bond ETF, the Technology Select Sector SPDR® Fund and the Russell 2000® Index
Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	January 10, 2025
Issue Date:	January 15, 2025
Final Valuation Date:*	January 11, 2027
Maturity Date:*	January 14, 2027
Reference Assets:
The Nasdaq-100® Technology Sector Index (the “NDXT Index”), the iShares® 20+ Year Treasury Bond ETF (the “TLT Fund”), the Technology Select Sector SPDR® Fund (the “XLK Fund”) and the Russell 2000® Index (the “RTY Index”), as set forth in the following table:
Reference Asset
Bloomberg Ticker
Initial Value
Coupon Barrier Value
Barrier Value
NDXT Index
NDXT <Index>
10,308.95
7,216.27
7,216.27
TLT Fund
TLT US <Equity>
$85.46
$59.82
$59.82
XLK Fund
XLK UP <Equity>
$228.78
$160.15
$160.15
RTY Index
RTY <Index>
2,189.233
1,532.46
1,532.46
The NDXT Index and the RTY Index are each referred to herein as an “Index” and, collectively, as the “Indices”. The TLT Fund and the XLK Fund are each referred to herein as a “Fund” and, collectively, as the “Funds”. The Indices and the Funds are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:
If the Notes are not redeemed prior to scheduled maturity, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, in addition to any Contingent Coupon that may be payable on such date) determined as follows:
■
If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.
■
If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes at maturity.
Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	0.70%	99.30%
Total	$534,000	$534,000	$3,738	$530,262
(1)
Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $993.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $970.20 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–5 of this pricing supplement.

(3)
Barclays Capital Inc. will receive commissions from the Issuer of $7.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Early Redemption at the Option of the Issuer:
The Notes cannot be redeemed for approximately the first three months after the Issue Date. We may redeem the Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Call Valuation Date. No further amounts will be payable on the Notes after they have been redeemed.

Contingent Coupon:
$8.75 per $1,000 principal amount Note, which is 0.875% of the principal amount per Note (rounded to four decimal places, as applicable) (based on 10.50% per annum rate)
If the Closing Value of each Reference Asset on an Observation Date is greater than or equal to its respective Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*
February 10, 2025, March 10, 2025, April 10, 2025, May 12, 2025, June 10, 2025, July 10, 2025, August 11, 2025, September 10, 2025, October 10, 2025, November 10, 2025, December 10, 2025, January 12, 2026, February 10, 2026, March 10, 2026, April 10, 2026, May 11, 2026, June 10, 2026, July 10, 2026, August 10, 2026, September 10, 2026, October 12, 2026, November 10, 2026, December 10, 2026 and the Final Valuation Date

Contingent Coupon Payment Dates:*
February 18, 2025, March 17, 2025, April 17, 2025, May 19, 2025, June 17, 2025, July 17, 2025, August 18, 2025, September 17, 2025, October 20, 2025, November 18, 2025, December 17, 2025, January 20, 2026, February 18, 2026, March 17, 2026, April 17, 2026, May 18, 2026, June 17, 2026, July 17, 2026, August 17, 2026, September 17, 2026, October 19, 2026, November 18, 2026, December 17, 2026 and the Maturity Date

Call Valuation Dates:*
April 10, 2025, May 12, 2025, June 10, 2025, July 10, 2025, August 11, 2025, September 10, 2025, October 10, 2025, November 10, 2025, December 10, 2025, January 12, 2026, February 10, 2026, March 10, 2026, April 10, 2026, May 11, 2026, June 10, 2026, July 10, 2026, August 10, 2026, September 10, 2026, October 12, 2026, November 10, 2026 and December 10, 2026. If we exercise our early redemption option on a Call Valuation Date, we will provide written notice to the trustee on such Call Valuation Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the Call Valuation Date on which we exercise our early redemption option
Initial Value:	With respect to each Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Coupon Barrier Value:	With respect to each Reference Asset, 70.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Barrier Value:	With respect to each Reference Asset, 70.00% of its Initial Value (rounded to two decimal places), as set forth in the table above
Final Value:	With respect to each Reference Asset, the Closing Value on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:
All references in this pricing supplement to the Closing Value of the NDXT Index and the RTY Index mean the closing level of the NDXT Index and the RTY Index, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of the TLT Fund and the XLK Fund mean the closing price of one share of the TLT Fund and the XLK Fund, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746AEB5 / US06746AEB52
*     Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
●	Underlying Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm
Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
PS–3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS–4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-12 of this pricing supplement.
PS–5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:
●
You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●
You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

●
You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

●	You do not anticipate that the Closing Value of any Reference Asset will fall below its Coupon Barrier Value on any Observation Date or below its Barrier Value on the Final Valuation Date.
●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

●
You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●
You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of any Reference Asset is less than its Coupon Barrier Value on an Observation Date and (b) you will lose some or all of your principal at maturity if the Final Value of any Reference Asset is less than its Barrier Value.

●
You understand and accept the risk that, if the Notes are not redeemed prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.
●
You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●	You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be an appropriate investment for you if any of the following statements are true:
●
You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of any Reference Asset falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

●
You seek an investment that participates in the full appreciation of any or all of the Reference Assets rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

●
You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of the Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

●
You anticipate that the Closing Value of at least one Reference Asset will decline during the term of the Notes such that the Closing Value of at least one Reference Asset will fall below its Coupon Barrier Value on one or more Observation Dates and/or the Final Value of at least one Reference Asset will fall below its Barrier Value.

●
You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.
●
You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

●	You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity.
PS–6

●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.
●	You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.
PS–7

ADDITIONAL TERMS OF THE NOTES
The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
PS–8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE
The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	Hypothetical Initial Value of each Reference Asset: 100.00*
■	Hypothetical Coupon Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*
*            The hypothetical Initial Value of 100.00 and the hypothetical Coupon Barrier Value of 70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value and Coupon Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.
Example 1: The Closing Value of each Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date.
Reference Asset	Closing Value on Relevant Observation Date
NDXT Index	100.00
TLT Fund	$75.00
XLK Fund	$80.00
RTY Index	76.00
Because the Closing Value of each Reference Asset is greater than its respective Coupon Barrier Value, you will receive a Contingent Coupon of $8.75 (0.875% of the principal amount per Note) on the related Contingent Coupon Payment Date.
Example 2: The Closing Value of one Reference Asset is greater than its Coupon Barrier Value on the relevant Observation Date and the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.
Reference Asset	Closing Value on Relevant Observation Date
NDXT Index	80.00
TLT Fund	$69.00
XLK Fund	$50.00
RTY Index	55.00
Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.
Example 3: The Closing Value of each Reference Asset is less than its Coupon Barrier Value on the relevant Observation Date.
Reference Asset	Closing Value on Relevant Observation Date
NDXT Index	68.00
TLT Fund	$50.00
XLK Fund	$45.00
RTY Index	55.00
Because the Closing Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.
Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of any Reference Asset is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.
PS–9

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	Hypothetical Initial Value of each Reference Asset: 100.00*
■	Hypothetical Coupon Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*
■	Hypothetical Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Value set forth above)*
■	You hold the Notes to maturity, and the Notes are NOT redeemed prior to scheduled maturity.
* The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 70.00 and the hypothetical Barrier Value of 70.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Coupon Barrier Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.
Final Value				Reference Asset Return
NDXT Index (Reference Asset A)	TLT Fund (Reference Asset B)	XLK Fund (Reference Asset C)	RTY Index (Reference Asset D)	NDXT Index (Reference Asset A)	TLT Fund (Reference Asset B)	XLK Fund (Reference Asset C)	RTY Index (Reference Asset D)	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
140.00	$145.00	$150.00	160.00	40.00%	45.00%	50.00%	60.00%	40.00%	$1,000.00
135.00	$130.00	$140.00	145.00	35.00%	30.00%	40.00%	45.00%	30.00%	$1,000.00
120.00	$125.00	$122.00	130.00	20.00%	25.00%	22.00%	30.00%	20.00%	$1,000.00
112.00	$110.00	$115.00	135.00	12.00%	10.00%	15.00%	35.00%	10.00%	$1,000.00
100.00	$105.00	$120.00	130.00	0.00%	5.00%	20.00%	30.00%	0.00%	$1,000.00
140.00	$90.00	$105.00	115.00	40.00%	-10.00%	5.00%	15.00%	-10.00%	$1,000.00
80.00	$102.00	$105.00	145.00	-20.00%	2.00%	5.00%	45.00%	-20.00%	$1,000.00
85.00	$80.00	$75.00	70.00	-15.00%	-20.00%	-25.00%	-30.00%	-30.00%	$1,000.00
60.00	$120.00	$100.00	105.00	-40.00%	20.00%	0.00%	5.00%	-40.00%	$600.00
135.00	$50.00	$110.00	100.00	35.00%	-50.00%	10.00%	0.00%	-50.00%	$500.00
150.00	$40.00	$100.00	120.00	50.00%	-60.00%	0.00%	20.00%	-60.00%	$400.00
40.00	$30.00	$90.00	125.00	-60.00%	-70.00%	-10.00%	25.00%	-70.00%	$300.00
20.00	$55.00	$50.00	115.00	-80.00%	-45.00%	-50.00%	15.00%	-80.00%	$200.00
50.00	$10.00	$55.00	100.00	-50.00%	-90.00%	-45.00%	0.00%	-90.00%	$100.00
0.00	$105.00	$80.00	110.00	-100.00%	5.00%	-20.00%	10.00%	-100.00%	$0.00
** per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date.
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The Final Value of Reference Asset A is 135.00, the Final Value of Reference Asset B is $130.00, the Final Value of Reference Asset C is $140.00 and the Final Value of Reference Asset D is 145.00.
Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).
Example 2: The Final Value of Reference Asset A is 140.00, the Final Value of Reference Asset B is $90.00, the Final Value of Reference Asset C is $105.00 and the Final Value of Reference Asset D is 115.00.
Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).
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Example 3: The Final Value of Reference Asset A is 60.00, the Final Value of Reference Asset B is $120.00, the Final Value of Reference Asset C is $100.00 and the Final Value of Reference Asset D is 105.00.
Because Reference Asset A has the lowest Reference Asset Return, Reference Asset A is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]
$1,000 + [$1,000 × -40.00%] = $600.00
In addition, because the Final Value of at least one Reference Asset is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.
Example 3 demonstrates that if the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.
If the Notes are not redeemed prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.
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SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

●
Potential Return is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Reference Asset — The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Reference Asset if the Notes are not redeemed and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

●
You May Not Receive Any Contingent Coupon Payments on the Notes — The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Value of each Reference Asset on the related Observation Date is greater than or equal to its respective Coupon Barrier Value. If the Closing Value of any Reference Asset on an Observation Date is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Value of at least one Reference Asset is less than its respective Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

●
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Reference Asset — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Reference Asset. With multiple Reference Assets, it is more likely that the Closing Value of at least one Reference Asset will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. Further, the performance of the Reference Assets may not be correlated or may be negatively correlated. The lower the correlation between multiple Reference Assets, the greater the potential for one of those Reference Assets to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Reference Assets will be over the term of the Notes. The Reference Assets represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.
Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Reference Assets, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.
●
You Are Exposed to the Market Risk of Each Reference Asset — Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a Contingent Coupon, the Closing Value of each Reference Asset must be greater than or equal to its Coupon Barrier Value on the applicable Observation Date. In addition, if the Notes have not been redeemed prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

●
The Notes Are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The amount of any coupon payments that may be payable under the Notes is based on a number of factors, including the expected volatility of the Reference Assets. The amount of such coupon payments will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Value of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Value of that Reference Asset will be less than its Barrier Value.

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Accordingly, you should understand that a higher coupon payment amount reflects, among other things, an indication of a greater likelihood that you will (a) not receive coupon payments with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the amount of such coupon payments been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive coupon payments and/or that you will lose some or all of your principal at maturity for the reasons described above.
●
Early Redemption and Reinvestment Risk — While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive any coupon payments that may be payable under the Notes could be as short as approximately three months.

The Redemption Price that you would receive on a Call Settlement Date, together with any coupon payments that you may have received prior to the Call Settlement Date, may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold.
It is more likely that we will redeem the Notes at our sole discretion prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to redeem the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by us, which includes when the value of any Reference Asset is less than its Coupon Barrier Value. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.
●
Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Assets on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Assets on the dates specified. You will not benefit from any more favorable values of the Reference Assets determined at any other time.

●
Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption — You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided that the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

●
Owning the Notes is Not the Same as Owning the TLT Fund or Any Securities to which Any Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

●
The Payment at Maturity Will Be Determined, in Part, by Reference to the Price Performance of the TLT Fund — The amount of the payment at maturity on the Notes is based, in part, on the price performance of the TLT Fund, which does not include dividend or other distributions on the TLT Fund or the securities held by the TLT Fund. The magnitude of this lost dividend or distribution yield may be particularly significant. The TLT Fund is a bond fund and, as with any bond fund, distributions of interest payments on the bonds held by the TLT Fund would be expected to make up a significant portion of the overall yield on a direct investment in the TLT Fund. The Notes will not reflect distributions of interest payments on the bonds held by the TLT Fund and, therefore, will not reflect the interest component of the yield on the TLT Fund. As a result, the performance of the TLT Fund as measured for purposes of the Notes may be significantly less than the return that a direct investor in the TLT Fund would realize.

●	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.
Risks Relating to the Issuer
●
Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to

PS–13

be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Assets
●
Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes — The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation among the Reference Assets is not an indication of the future correlation among them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

●
Each Index Reflects the Price Return of the Securities Composing that Index, Not the Total Return — The return on the Notes is based on the performance of the Indices, which reflects changes in the market prices of the securities composing that Index. The Indices are not "total return" indices that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Index. Accordingly, the return on the Notes will not include such a total return feature.

●
Adjustments to Any Index Could Adversely Affect the Value of the Notes — The sponsor of any Index may add, delete, substitute or adjust the securities composing that Index or make other methodological changes to that Index that could affect its value. The Calculation Agent will calculate the value to be used as the Closing Value of that Index in the event of certain material changes in or modifications to that Index. In addition, the sponsor of any Index may also discontinue or suspend calculation or publication of that Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to that Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Index. Any of these actions could adversely affect the value of any Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

●
An Investment in the Notes Involves Risks Associated with the Technology Sector with Respect to the Nasdaq-100® Technology Sector Index — As described below under “Information Regarding the Reference Assets,” the investment objective of the NDXT Index is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in the relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the sector tracked by the NDXT Index may have a material adverse effect on the securities held in the portfolio of the NDXT Index and, as a result, may have a material adverse effect on the value of the NDXT Index and the value of the Notes.

●
Non-U.S. Securities Risk with Respect to the Nasdaq-100® Technology Sector Index — Some of the equity securities included in the Nasdaq-100® Technology Sector IndexSM have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

●
The Notes Are Subject to Risks Associated with Small Capitalization Stocks — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares

PS–14

of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

●
The Notes are Subject to Significant Risks Associated with Fixed-Income Securities, Including Interest Rate-Related Risks — The TLT Fund attempts to track the performance of an index composed of U.S. Treasury bonds. Investing in the notes that provide exposure to the TLT Fund, which primarily holds bonds, differs significantly from investing directly in both bonds to be held at maturity, as the value of the TLT Fund changes, at times significantly, during each trading day based upon current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the duration of the underlying bonds, the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

In general, fixed-income instruments are significantly affected by changes in current market interest rates. As interest rates      rise, the prices of fixed-income instruments are likely to decrease, and as interest rate fall, the price of fixed-income securities are likely to increase. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the long-dated bonds underlying the Fund to decline, possibly significantly, which would adversely affect the value of the Notes. Interest rates are subject to volatility due to a variety of factors, including:
■	sentiment regarding underlying strength or weakness in the U.S. economy and global economies;
■	expectations regarding the level of price inflation;
■	sentiment regarding credit quality in the U.S. and global credit markets;
■	Federal Reserve policies regarding interest rates; and
■	the performance of U.S. and foreign capital markets
●
The Notes are Subject to Significant Risks Associated with Fixed-Income Securities, Including Credit Risks — The TLT Fund attempts to track the performance of an index composed of U.S. Treasury bonds. The prices of the bonds underlying the TLT Fund are significantly influenced by the creditworthiness of the U.S. government. The bonds underlying the TLT Fund may have their credit ratings downgraded, or their credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, the bonds underlying the TLT Fund may suffer significant and rapid price declines. There can be no assurance that some or all of the factors that contributed to that credit crisis will not depress the price, perhaps significantly, of the bonds underlying the Fund, which would adversely affect the value of the Notes.

●
The Value of the Notes May Be Influenced by Unpredictable Changes in the Market and the Economies of the U.S. — The TLT Fund attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by value of the TLT Fund that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the notes include:

■	economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;
■	the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;
■	the external sector, including the amount and types of foreign trades, the geographic distribution of trade, the balance of payments and reserves and exchange rates;
■
public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measure of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and

■	public debt, including external debt, debt service and the debt records
These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the TLT Fund may offset or enhance the effect of another factor. Changes in the value of the TLT Fund may adversely affect any payments on the Notes.
●
Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes — The performance of each Fund will not fully replicate the performance of its respective Underlying Index (as defined below), and each Fund may hold securities not included in its respective Underlying Index. The value of each Fund is subject to:

■
Management Risk. This is the risk that the investment strategy for each Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. However, each Fund is not actively managed and the investment advisor of each Fund will generally not attempt to take defensive positions in declining markets.

■
Derivatives Risk. Each Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if each Fund invested only in conventional securities.

■	Transaction costs and fees. Unlike its respective Underlying Index, each Fund will reflect transaction costs and fees that will reduce its performance relative to its respective Underlying Index.
PS–15

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, each Fund may diverge significantly from the performance of its respective Underlying Index due to differences in trading hours between such Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of each Fund and the liquidity of each Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Fund. As a result, under these circumstances, the market value of each Fund may vary substantially from the net asset value per share of each Fund. Because the Notes are linked to the performance of each Fund and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.
●
Adjustments to any Fund or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of any Fund may add, delete or substitute the component securities held by that Fund or make changes to its investment strategy, and the sponsor of the Underlying Index that any Fund is designed to track may add, delete, substitute or adjust the securities composing its Underlying Index or make other methodological changes to its Underlying Index that could affect its performance. In addition, if the shares of any Fund are delisted or if any Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of any Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

●
Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of any Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of any Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

●
An Investment in the Notes Involves Industry Concentration Risk — As described below under “Information Regarding the Reference Assets”, the investment objective of the XLK Fund is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in the relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the sector tracked by the XLK Fund may have a material adverse effect on the securities held in the portfolio of the XLK Fund and, as a result, may have a material adverse effect on the value of the XLK Fund and the value of the Notes.

Risks Relating to Conflicts of Interest
●
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on
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the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of a Reference Asset is to be determined; if an Index is discontinued or if the sponsor of an Index fails to publish that Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; calculating the value of an Index on any date of determination in the event of certain changes in or modifications to that Index; if the shares of the TLT Fund are de-listed or if the TLT Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to the TLT Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Reference Asset. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
●
The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

●
The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

●
The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

●
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

●
The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

●
Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which

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may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

●
Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;
o	correlation (or lack of correlation) of the Reference Assets;
o	the time to maturity of the Notes;
o	dividend rates on the TLT Fund and the components of each Reference Asset;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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INFORMATION REGARDING THE REFERENCE ASSETS
Nasdaq-100® Technology Sector Index
The Nasdaq-100® Technology Sector Index is an equally weighted index designed to measure the performance of the technology companies tracked by the Nasdaq-100 Index (NDX). All information contained in this pricing supplement regarding the NDXT Index has been derived from publicly available information, without independent verification.
Historical Performance of the NDXT Index
The graph below sets forth the historical performance of the NDXT Index based on the daily Closing Value from January 6, 2020 through January 10, 2025. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the Nasdaq-100® Technology Sector Index
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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iShares® 20+ Year Treasury Bond ETF
All information contained in this pricing supplement regarding the TLT Fund has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The TLT Fund is an investment portfolio of iShares® Trust and is maintained and managed by BFA. BFA is currently the investment adviser to the TLT Fund. The TLT Fund is an exchange-traded fund that trades on The Nasdaq Stock Market under the ticker symbol “TLT.”
The TLT Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index (the “Underlying Index”). The Underlying Index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of greater than or equal to twenty years, have $300 million or more of outstanding face value (excluding amounts held by the Federal Reserve System) and are fixed-rate and denominated in U.S. dollars. For more information about the Underlying Index, see Annex A in this pricing supplement.
BFA uses a representative sampling indexing strategy to manage the TLT Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market value and industry weightings), fundamental characteristics (such as return variability, duration, maturity or credit ratings and yield) and liquidity measures similar to those of an applicable underlying index. The TLT Fund may or may not hold all of the securities in the Underlying Index.
The Underlying Index is a financial calculation, based on a grouping of financial instruments, and is not an investment product, while the TLT Fund is an actual investment portfolio. The performance of the TLT Fund and the Underlying Index may vary for a number of reasons, including transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the TLT Fund’s portfolio and the Underlying Index resulting from the TLT Fund’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the TLT Fund but not to the Underlying Index.
“Tracking error” is the divergence of the performance of the TLT Fund’s portfolio from that of the Underlying Index. Because the TLT Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the TLT Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.
Historical Performance of the TLT Fund
The graph below sets forth the historical performance of the TLT Fund based on the daily Closing Value from January 6, 2020 through January 10, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the iShares® 20+ Year Treasury Bond ETF
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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Technology Select Sector SPDR® Fund
According to publicly available information, the XLK Fund is an exchange-traded fund of the Select Sector Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index (with respect to the XLK Fund, its Underlying Index). The Technology Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® information technology sector and telecommunication services sector, which currently includes companies in the following industries: IT services; software; communications equipment; technology hardware, storage & peripherals; electronic equipment, instruments & components; and semiconductors & semiconductor equipment. For more information about the XLK Fund, see “Exchange-Traded Funds—The Select Sector SPDR® ETFs” in the accompanying underlying supplement.
Historical Performance of the XLK Fund
The graph below sets forth the historical performance of the XLK Fund based on the daily Closing Value from January 6, 2020 through January 10, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the Technology Select Sector SPDR® Fund
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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Russell 2000® Index
The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.
Historical Performance of the RTY Index
The graph below sets forth the historical performance of the RTY Index based on the daily Closing Value from January 6, 2020 through January 10, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the Russell 2000® Index
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
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TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.
Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.
As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
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SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Initial Valuation Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.
Annex A
THE NASDAQ-100®TECHNOLOGY SECTOR INDEXSM
All information contained in this pricing supplement regarding the Nasdaq-100® Technology Sector IndexSM (the “NDXT Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc. (“Nasdaq”). The NDXT Index was developed by Nasdaq and is calculated, maintained and published by The Nasdaq OMX Group, Inc. (“Nasdaq OMX”). Neither Nasdaq nor Nasdaq OMX has any obligation to continue to publish, and may discontinue publication of, the NDXT Index
The NDXT Index is an equal-weighted, price-return index designed to measure the performance of the technology companies in the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Nasdaq-100 Index® , see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement. The NDXT Index is reported by Bloomberg, L.P. under the ticker symbol “NDXT.”
Constituent Selection
The NDXT Index contains securities of the Nasdaq-100 Index® that are classified as technology companies (i.e., companies within the technology industry) according to the Industry Classification Benchmark (“ICB”).
If a component of the NDXT Index is removed from the Nasdaq-100 Index® for any reason, it is also removed from the NDXT Index at the same time. If a security is added to the Nasdaq-100 Index® for any reason, it may be added to the NDXT Index at the same time.
If a component of the Nasdaq-100 Index® that is classified as a technology company according to the ICB is removed and is replaced in the Nasdaq-100 Index® by a new component that is also classified as a technology company according to the ICB, the new component will be added to the NDXT Index and will assume the weight of the removed component.
If a component of the Nasdaq-100 Index® that is not classified as a technology company according to ICB is removed and is replaced in the Nasdaq-100 Index® by a new component that is classified as a technology company according to ICB, the replacement component is considered for addition to the NDXT Index at the next quarterly rebalance of the NDXT Index.
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If a component of the Nasdaq-100 Index® that is classified as a technology company according to the ICB is removed and is replaced in the Nasdaq-100 Index® by a new component that is not classified as a technology company according to the ICB, the component will be removed from the NDXT Index and the Divisor (as defined below) of the NDXT Index will be adjusted to ensure index continuity.
Index Rebalancing
The NDXT Index employs an equal-weighting methodology such that each company’s market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the NDXT Index’s aggregate market value. Index shares for each component security are calculated by dividing the equal-dollar market value for that component security by its last sale price at the close of trading on the third Friday in March, June, September and December. In the case of multiple share classes of a company being included in the NDXT Index, the equal-weighted market value will be divided equally among the securities of that company.
Index Calculation
At any moment in time, the value of the NDXT Index equals the aggregate value of the then-current index share weights of each of the NDXT Index component securities multiplied by each such security’s respective last sale price on The Nasdaq Stock Market (which may be the official closing price published by The Nasdaq Stock Market) and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported NDXT Index value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for index reporting purposes.
Index Maintenance
In the interim periods between scheduled index reconstitution and rebalance events, individual component securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the NDXT Index. Other than as a direct result of corporate actions, the NDXT Index does not normally experience share adjustments between scheduled rebalance and reconstitution events.
Governance of the NDXT Index
The Nasdaq Index Management Committee approves all new index methodologies. This committee is comprised of full-time professional members of Nasdaq. The committee meets regularly and reviews items including, but not limited to, pending corporate actions that may affect NDXT Index constituents, statistics comparing the composition of the NDXT Index to the market, companies that are being considered as candidates for addition to the NDXT Index and any significant market events.
License Agreement
We will enter into a non-exclusive license agreement with Nasdaq whereby we, in exchange for a fee, will be permitted to use the NDXT Index in connection with the Notes. We are not affiliated with Nasdaq; the only relationship between Nasdaq and us is any licensing of the use of Nasdaq’s indices and trademarks relating to them.
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representations or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly, or the ability of the NDXT Index to track general stock market performance. The Corporations’ only relationship to Barclays Bank PLC is in the licensing of Nasdaq®, Nasdaq-100®, Nasdaq-100 Index® and Nasdaq-100® Technology Sector IndexSM trademarks or service marks, and certain trade names of the Corporations and the use of the NDXT Index which is determined, composed and calculated by Nasdaq without regard to Barclays Bank PLC or the Notes. Nasdaq has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing and calculating the NDXT Index. The corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The corporations have no liability in connection with the administration, marketing or trading of the Notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDXT INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDXT INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDXT INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
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ANNEX B
The ICE U.S. Treasury 20+ Year Bond Index

All information contained in this pricing supplement regarding the ICE U.S. Treasury 20+ Year Bond Index (the “Underlying Index”) is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, ICE Data Indices, LLC or its affiliates (collectively “IDI”), a subsidiary of Intercontinental Exchange, Inc. IDI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a market-value weighted index that is designed to measure the performance of U.S. dollar-denominated, fixed-rate U.S. Treasury securities with a remaining maturity of greater than 20 years. The Underlying Index was launched on December 31, 2015. The Underlying Index is reported by Bloomberg L.P. under the ticker symbol “IDCOT20.”

Index Eligibility Criteria and Inclusion Rules

The Underlying Index consists of securities that meet the criteria listed below (the “Eligible Bond universe”). The basis of the Eligible Bond universe are those securities for which content is available daily, including evaluations and reference data, through ICE Data Pricing & Reference Data, LLC (“PRD”).

Maturity. Each security must have greater than twenty years remaining term to final maturity as of the rebalancing date.

Size. Each security is required to have a minimum amount outstanding of U.S. $300 million, excluding amounts held by the Federal Reserve System Open Market Account (“SOMA”). Amounts outstanding of qualifying coupon securities are not reduced by any portions that have been stripped.

Coupon. The Eligible Bond universe includes only fixed-rate securities, excluding zero coupon Separate Trading of Registered Interest and Principal of Securities (“STRIPS”).

Currency. The Eligible Bond universe includes only securities with principal and interest denominated in U.S. dollars.

Bond Type. The Eligible Bond universe includes sovereign debt publicly issued by the U.S. government in its domestic market, excluding the following: inflation-linked securities, U.S. Treasury bills, original issue zero coupon securities, STRIPs, any government agency debt issued with or without a U.S. government guarantee and securities issued or marketed primarily to retail investors.

Index Maintenance

The Underlying Index is rebalanced monthly. Securities are required to meet the inclusion rules highlighted in the previous section to be considered for inclusion at the beginning of any given month. This includes the availability of evaluated pricing and reference data through PRD.

Rebalancing. The Underlying Index is rebalanced on the last calendar day of the month based on information available up to and including the third business day before the last business day of the month. No changes are made to constituents holdings other than on month end rebalancing dates.

Reinvestment of Cash Flows. Cash that has accrued intra-month from interest and principal payments by the securities included in the Underlying Index earns no reinvestment return during the month. Accumulated cash (from coupon and principal payments) is retained in the Underlying Index until month-end and then removed as part of rebalancing, such that the cash is reinvested pro rata across the Underlying Index.

New Issues. New issues must be auctioned on or before the calendar month end rebalancing date in order to qualify for inclusion in the coming month.

Index Policies

Timing and Pricing Source.

The Underlying Index’s level is calculated using 4:00 p.m. Eastern Standard Time using bid-side evaluations from PRD. These evaluations are based upon methodologies designed to reflect the market upon which the Underlying Index is based.

Calendar. The Underlying Index follows the SIFMA U.S. bond market holiday schedule. The Underlying Index’s level is calculated daily at the end of each day on which SIFMA declares the U.S. fixed income markets open. When the bond market closes early per the
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SIFMA schedule, the Underlying Index’s level may be calculated at a time in accordance with the recommended close. However, evaluated pricing from PRD must be available to calculate the Underlying Index’s level.

Exceptional Market Conditions and Corrections. IDI retains the right to delay the publication of the level of the Underlying Index. Furthermore, IDI retains the right to suspend the publication of the level of the Underlying Index if it believes that circumstances prevent the proper calculation of the Underlying Index. If evaluated prices are not available, the Underlying Index will not be recalculated unless IDI decides otherwise. Reasonable efforts are made to ensure the correctness and validity of data used in index calculations. Where errors have occurred in the determination or calculation of the Underlying Index, the decision to make a restatement will be assessed on a case by case basis. Such decision will take account of the significance, impact; age; and scale of the error. Errors involving security reference data discovered after the rebalancing will typically not result in a restatement.

In the event that there is a market-wide event resulting in evaluated prices not being available, IDI will determine its approach on a case by case basis, taking into account information and notifications provided by PRD. Market-wide events include, but are not limited to, technological problems or failures, natural disaster or other business continuity planning-related event. IDI will communicate any issues with publication of the Underlying Index during the day through the regular client communication channels; in addition, IDI may also contact clients directly; post a notice on the IDI website; send a message via the market data portal; or use other such forms of communication.

Annual Rules Review. Potential rule changes are considered on an annual basis. An initial set of proposed changes under consideration is generally published in April. Investor clients are encouraged to comment on the proposals by way of an online survey. At the end of a commentary period, final decisions are announced, generally in July, and adopted changes, if any, are generally implemented at the September month-end rebalancing. IDI, at its sole discretion, reserves the right to issue rule changes apart from this annual cycle.

Expert Judgment. “Expert Judgment” refers to the exercise of discretion by IDI with respect to the use of data in determining the Underlying Index. Expert Judgment includes extrapolating values from prior or related transactions, adjusting values for factors that might influence the quality of data such as market events or impairment of a buyer or seller’s credit quality, or weighting firm bids or offers greater than a particular concluded transaction.

While IDI mostly relies on input data obtained from its sources, on certain occasions, where decisions relating to the pricing of the Underlying Index are required to maintain the integrity of the values and ensure that the Underlying Index continues to operate in line with the methodology, IDI may apply Expert Judgment. Where it is required in the determination of the Underlying Index, it may only be applied by suitably experienced and qualified staff members on the IDI team. Using their expertise and knowledge, and the information available to them, they will make an assessment of what input data or security evaluation would be most appropriate to use to correctly reflect the Underlying Index objective.

Ultimately any exercise of Expert Judgment is overseen by the governance committee of IDI, which ensures that the published methodologies have been followed.
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